Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520	Filed in the office of	Document Number
(775) 684-5708 Website: www.nvsos.gov	/s/ Ross Miller	00004403442-21
	Ross Miller	Filing Date and Time
Certificate to Accompany	Secretary of State	09/24/2014 11:50 AM
Restated Articles or	State of Nevada	Entity Number
Amended and Restated Articles		C6596-2001
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability
Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.  Name of Nevada entity as last recorded in this office:

Oriens Travel & Hotel Management Corp.

2. The articles are: (mark only one box)      ☐ Restated         ☒ Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☒	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☐	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set fort in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised: 8-31-11

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

Oriens Travel & Hotel Management Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Please see attached *Certificate of Amended and Restated Articles of Incorporation* AND *Amended and Restated Articles of Incorporation*

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:                 274.50%

4. Effective date and time of filing: (optional)	Date:	9-25-2014	Time:	12:00 PM
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Melvin Pereira L.
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 11-27-13

CERTIFICATE OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ORIENS TRAVEL & HOTEL MANAGEMENT CORP.
A NEVADA CORPORATION

THE UNDERSIGNED hereby certifies as follows:

1. He is the duly elected and acting Chief Executive Officer of Oriens Travel & Hotel Management Corp., a Nevada Corporation (the “Corporation”);

2. On September 10, 2014, the board of directors of the Corporation unanimously adopted a resolution, subject to stockholder approval, to amend and restate the Articles of Incorporation of the Corporation pursuant to Section 78.385 and Section 78.390(1) of the Nevada Revised Statutes (“NRS”);

3. On September 10, 2014, upon the recommendation of the board of directors of the Corporation, the proposed amendment to the Articles of Incorporation was submitted to the stockholders of the Corporation. The stockholders of the Corporation’s $0.001 par value voting common stock (“Common Stock”) were entitled to vote on the amendment to the Articles of Incorporation, with such vote requiring the affirmative vote of the majority of the outstanding Common Stock of the Corporation. The holders of a majority of the voting power of the outstanding shares of the Corporation’s Common Stock voted in favor of the amendment to the Articles of Incorporation as follows:

4. Article I, NAME, is hereby amended to reflect the present name of the Corporation, Pure Hospitality Solutions, Inc., as such corporate name is on file with the Secretary of State of the State of Nevada.

Article IV, CAPITAL STOCK, is amended in its entirety to accurately reflect the number of authorized shares of the common stock of the company that have been previously issued and to accurately reflect the number of authorized shares of preferred stock. Such amended Article IV shall read in its entirety as follows:

Section 4.1 Authorized Stock. The total number of shares of all classes and series of stock that the Corporation shall have authority to issue is 211,000,000 shares, consisting of two hundred million (200,000,000) shares of common stock, par value $0.001 per share, and eleven million (11,000,000) shares of special or preferred stock, par value $0.001 per share.

Section 4.2 Authority of the Board of Directors. The board of directors is authorized to provide for the issuance from time to time of authorized, but unissued shares of stock of the Corporation and to determine the respective classes, series, rights and preferences of such stock. When the consideration for such shares has been fully paid, such shares shall be issued in full compliance with the board authorization as duly authorized, validly issued, fully paid and non-assessable.

Section 4.3 Preferred Stock. The board of directors is vested with the authority to provide for the issuance of authorized, but unissued shares of preferred stock of the Corporation in one or more classes or series, and to prescribe the voting powers, limitations, restrictions, distinguishing designations, rights and preferences, including rights and preferences upon dissolution and distribution of assets, of each such class or series, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation, the board of directors being hereby expressly vested with such power and authority to the fullest extent now or hereafter permitted by law.

Section 4.4 Preemptive Rights. No holders of shares of any class or series of stock of the Corporation shall be entitled to preemptive rights to subscribe to any unissued stock or any other securities of the Corporation. Notwithstanding the foregoing, the board of directors may, at its discretion, by resolution determine that any unissued shares of preferred stock of the Corporation may be offered for subscription solely to the holders of a particular class or series of the Corporation, or any shareholder who owns a minimum number of the common stock of the Corporation, as determined by the board of directors, in such proportions as the board of directors in its discretion may determine.

Article V, DIRECTORS, is hereby amended to reflect the names and addresses of the current board of directors and such section reads in full as follows:

The business and affairs of the Corporation shall be managed or under the direction of a board of directors, which initially shall consist of one director. Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the by-laws of the Corporation, and without the necessity of amending these Articles of Incorporation. The names and addresses of the members of the board of directors are as follows:

NAME	ADDRESS
Melvin Pereira, CEO	3960 Howard Hughes Parkway, Suite 500,
Las Vegas, Nevada, 89169

Martin Chua, Treasurer	3960 Howard Hughes Parkway, Suite 500,
Las Vegas, Nevada, 89169

5. The Corporation’s Articles are hereby amended and restated to read in full as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ORIENS TRAVEL & HOTEL MANAGEMENT CORP.
A NEVADA CORPORATION

Pursuant to Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Oriens Travel & Hotel Management Corp. does hereby certify that:

1. He constitutes the duly elected and acting Chief Executive Officer of the corporation, which is duly organized and existing under the laws of the State of Nevada.

2. The original Articles of Incorporation were filed with the Secretary of State on March 16, 2001.

3. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety as follows:

ARTICLE I
NAME

The name of the corporation is Oriens Travel & Hotel Management Corp. (the “Corporation”).

ARTICLE II
DURATION

The Corporation is to have perpetual existence.

ARTICLE III

RESIDENT AGENT AND REGISTERED OFFICE

Section 3.1 Resident Agent. The name and address of the Corporation’s resident agent for service of process is: CSC Services of Nevada, Inc., 2515-B Renaissance Dr., Las Vegas, Nevada 89119.

Section 3.2 Registered Office. The address of the Corporation’s registered office: 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada, 89169.

Section 3.2 Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of the directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Stock. The total number of shares of all classes and series of stock that the Corporation shall have authority to issue is 211,000,000 shares, consisting of two hundred million (200,000,000) shares of common stock, par value $0.001 per share, and eleven million (11,000,000) shares of special or preferred stock, par value $0.001 per share.

Section 4.2 Authority of the Board of Directors. The board of directors is authorized to provide for the issuance from time to time of authorized, but unissued shares of stock of the Corporation and to determine the respective classes, series, rights and preferences of such stock. When the consideration for such shares has been fully paid, such shares shall be issued in full compliance with the board authorization as duly authorized, validly issued, fully paid and non-assessable.

Section 4.3 Preferred Stock. The board of directors is vested with the authority to provide for the issuance of authorized, but unissued shares of preferred stock of the Corporation in one or more classes or series, and to prescribe the voting powers, limitations, restrictions, distinguishing designations, rights and preferences, including rights and preferences upon dissolution and distribution of assets, of each such class or series, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation, the board of directors being hereby expressly vested with such power and authority to the fullest extent now or hereafter permitted by law.

Section 4.4 Preemptive Rights. No holders of shares of any class or series of stock of the Corporation shall be entitled to preemptive rights to subscribe to any unissued stock or any other securities of the Corporation. Notwithstanding the foregoing, the board of directors may, at its discretion, by resolution determine that any unissued shares of preferred stock of the Corporation may be offered for subscription solely to the holders of a particular class or series of the Corporation, or any shareholder who owns a minimum number of the common stock of the Corporation, as determined by the board of directors, in such proportions as the board of directors in its discretion may determine.

ARTICLE V

DIRECTORS

The business and affairs of the Corporation shall be managed or under the direction of a board of directors, which initially shall consist of one director. Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the by-laws of the Corporation, and without the necessity of amending these Articles of Incorporation. The names and addresses of the members of the board of directors are as follows:

NAME	ADDRESS
Melvin Pereira, CEO	3960 Howard Hughes Parkway, Suite 500,
Las Vegas, Nevada, 89169

Martin Chua, Treasurer	3960 Howard Hughes Parkway, Suite 500,
Las Vegas, Nevada, 89169

ARTICLE VI
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS, except banking or insurance.

ARTICLE VII

DIRECTORS’ AND OFFICERS’ LIABILITY

A director or officer of the Corporation shall not be personally liable to the Corporation or to the stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the making of distributions in violation of Section 78.300 of the NRS. If the NRS are subsequently amended to authorize corporate action further limiting the personal liability of directors or officers, then the Corporation is authorized to take such actions as the board of directors may deem necessary or advisable to further limit the personal liability of directors or officers to the fullest extent permitted by the NRS, as so amended. Any repeal or modification of the foregoing by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII
INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is a legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement), reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director of officer to repay the amount if it is ultimately determined by a court of competent jurisdiction the he is not entitled to be indemnified by the Corporation. Such right shall not be exclusive of any other right which such directors. Officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law agreement, vote of stockholder, provision of law or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as a representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The indemnification provided under this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX

AMENDMENT OF ARTICLES OF INCORPORATION

In the event the board of directors of the Corporation determines that it is in the best interest of the Corporation to amend these Articles of Incorporation, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability and submit the matter to the stockholders entitled to vote thereon for the consideration thereof in accordance with the provisions of the NRS and these Articles of Incorporation. In the resolution setting forth the proposed amendment, the board of directors may insert a provision allowing the board of directors to later abandon the amendment, without concurrence by the stockholders, after the amendment has received stockholder approval but before the amendment is filed with the Nevada Secretary of State.

ARTICLE X
POWERS

The Corporation has been formed pursuant to Chapter 78 of the NRS. The powers of the Corporation shall be those powers granted under the NRS, including Sections 78.060 and 78.070 thereof. In addition, the Corporation shall have the following specific powers:

(a) to elect or appoint officers and agents of the Corporation and to fix their compensation; (b) to act as an agent for any individual, association, partnership, corporation or other legal entity; (c) to receive, acquire, hold, exercise rights arising out of the ownership or possession of, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, associations, partnerships, corporations, governments or other legal entities; (d) to receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the Corporation in accordance with Chapter 78 of the NRS; and (e) to make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

ARTICLE XI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon the board of directors of the Corporation by the NRS, the board of directors shall have the power to alter, amend, change, add to and repeal, from time to time, the by-laws of the Corporation, as in the judgment of the board of directors is necessary or advisable for the management and transaction of the business of the Corporation, provided that, such by-laws are not in conflict with these Articles of Association or the laws of the State of Nevada.

ARTICLE XII

ACQUISITIONS OF CONTROLLING INTEREST

The Corporation elects not to be governed by the provisions of Chapters 78.378 to 78.3793 inclusive of the NRS pertaining to acquisitions of controlling interest.

ARTICLE XIII

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the provisions of Chapters 78.411 to 78.444, inclusive, of the NRS pertaining to combinations with interested stockholders.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and Restatement as of the 11th day of September 2014.

/s/ Melvin Pereira L.
Melvin Pereira, Chief Executive Officer

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708 Website: www.nvsos.gov	/s/ Barbara K. Cegavske	20180387307-79
	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	08/31/2018 12:45 PM
	State of Nevada	Entity Number
Certificate of Amendment		C6596-2001
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

Pure Hospitality Solutions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I: The name of the Corporation is Meso Numismatics, Inc.

Article IV of the Articles of Incorporation is hereby amended: Upon effectiveness (the “Effective Time”) pursuant to the Nevada Revised Statutes of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each One Thousand (1,000) shares of common stock issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) shares of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be rounded up to the next whole share of common stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:              71.09%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Melvin Pereira L.
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

MESO NUMISMATICS, INC.

Nevada Business Identification # NV20011239853

Expiration Date: March 31, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on September 4, 2018

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law <u>cannot</u> be waived.